Exhibit 21.1

LIST OF SUBSIDIARIES

Win Global Markets Inc (Israel) Ltd. – Incorporated in the State of Israel

WGM Services Ltd. – Incorporated in Cyprus

EZ Invest Securities. Ltd. – Incorporated in Japan

SCGP Investments Limited – Incorporated in Belize